Exhibit 99.1

red violet Announces Third Quarter 2025 Financial Results

Revenue Increases 21% to a Record $23.1 Million Producing a Record $10.2 Million in Cash Flow from Operations

Announces $15.0 Million Increase to Share Repurchase Program

BOCA RATON, Fla. – November 5, 2025 – Red Violet, Inc. (NASDAQ: RDVT), a leading analytics and information solutions provider, today announced financial results for the quarter ended September 30, 2025.

“We are thrilled to report another record-breaking quarter, delivering new highs across all key financial metrics,” stated Derek Dubner, red violet’s CEO. “This achievement reflects exceptional execution across our organization and accelerating adoption of our solutions across a diverse set of industries. Our record performance and strong momentum are not only delivering results today, but also enabling continued investment in product innovation, go-to-market expansion, and enterprise-wide AI initiatives that further extend our market leadership. We are leveraging our technology advantage to drive innovation, efficiency, and significant value creation for our customers and shareholders.”

Third Quarter Financial Results

For the three months ended September 30, 2025 as compared to the three months ended September 30, 2024:

•
Total revenue increased 21% to $23.1 million.
•
Gross profit increased 26% to $16.8 million. Gross margin increased to 73% from 70%.
•
Adjusted gross profit increased 23% to $19.4 million. Adjusted gross margin increased to 84% from 83%.
•
Net income increased 145% to $4.2 million, which resulted in earnings of $0.30 and $0.29 per basic and diluted share, respectively. Net income margin increased to 18% from 9%.
•
Adjusted EBITDA increased 35% to $9.0 million. Adjusted EBITDA margin increased to 39% from 35%.
•
Adjusted net income increased 75% to $5.8 million, which resulted in adjusted earnings of $0.41 and $0.39 per basic and diluted share, respectively.
•
Net cash provided by operating activities increased 40% to $10.2 million.
•
Cash and cash equivalents were $45.4 million as of September 30, 2025.

Third Quarter and Recent Business Highlights

•
Added 304 customers to IDI™ during the third quarter, ending the quarter with 9,853 customers.
•
Added 25,538 users to FOREWARN® during the third quarter, ending the quarter with 372,209 users. Over 590 REALTOR® Associations throughout the U.S. are now contracted to use FOREWARN.
•
Increased the Stock Repurchase Program authorization by $15.0 million, bringing the total authorized to $30.0 million.
•
Purchased 15,437 shares of the Company’s common stock during the third quarter at an average price of $42.26 per share pursuant to the Company’s Stock Repurchase Program. The Company has $18.9 million remaining under the Stock Repurchase Program.

Conference Call

In conjunction with this release, red violet will host a conference call and webcast today at 4:30pm ET to discuss its quarterly results and provide a business update. Please click here to pre-register for the conference call and obtain your dial in number and passcode. To access the live audio webcast, visit the Investors section of the red violet website at www.redviolet.com. Please login at least 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be required. Following the completion of the conference call, an archived webcast of the conference call will be available on the Investors section of the red violet website at www.redviolet.com.

About red violet®

At red violet, we build proprietary technologies and apply analytical capabilities to deliver identity intelligence. Our technology powers critical solutions, which empower organizations to operate with confidence. Our solutions enable the real-time identification and location of people, businesses, assets and their interrelationships. These solutions are used for purposes including identity verification, risk mitigation, due diligence, fraud detection and prevention, regulatory compliance, and customer acquisition. Our intelligent platform, CORE™, is purpose-built for the enterprise, yet flexible enough for organizations of all sizes, bringing clarity to massive datasets by transforming data into intelligence. Our solutions are used today to enable frictionless commerce, to ensure safety, and to reduce fraud and the concomitant expense borne by society. For more information, please visit www.redviolet.com.

Company Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com

Investor Relations Contact:

Steven Hooser
Three Part Advisors
214-872-2710
ir@redviolet.com

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and free cash flow ("FCF"). Adjusted EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, excluding interest income, income tax expense, depreciation and amortization, share-based compensation expense, acquisition-related costs, litigation costs, and write-off of long-lived assets. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. Adjusted net income is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, adjusted to exclude share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, acquisition-related costs, litigation costs, and write-off of long-lived assets, and to include the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. We define adjusted gross profit as gross profit plus depreciation and amortization of certain intangible assets, and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment, and capitalized costs included in intangible assets.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether we will be able to continue investment in product innovation, go-to-market expansion, and enterprise -wide AI initiatives that further extend our market leadership and continue leveraging our technology advantage to drive innovation, efficiency, and significant value creation for our customers and shareholders. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2024, filed on February 27, 2025, as may be supplemented or amended by the Company's other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

RED VIOLET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(unaudited)

	September 30, 2025	December 31, 2024
ASSETS:
Current assets:
Cash and cash equivalents	$45,352	$36,504
Accounts receivable, net of allowance for doubtful accounts of $182 and $188 as of September 30, 2025 and December 31, 2024, respectively	10,419	8,061
Prepaid expenses and other current assets	2,237	1,627
Total current assets	58,008	46,192
Property and equipment, net	824	545
Intangible assets, net	38,749	35,997
Goodwill	5,227	5,227
Right-of-use assets	2,697	1,901
Deferred tax assets	5,476	7,496
Other noncurrent assets	1,090	1,173
Total assets	$112,071	$98,531
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,764	$2,127
Accrued expenses and other current liabilities	2,884	2,881
Current portion of operating lease liabilities	403	406
Deferred revenue	859	712
Dividend payable	-	4,181
Total current liabilities	6,910	10,307
Noncurrent operating lease liabilities	2,459	1,592
Other noncurrent liabilities	969	-
Total liabilities	10,338	11,899
Shareholders' equity:
Preferred stock—$0.001 par value, 10,000,000 shares authorized, and 0 shares issued and outstanding, as of September 30, 2025 and December 31, 2024	-	-
Common stock—$0.001 par value, 200,000,000 shares authorized, 13,967,217 and 13,936,329 shares issued and outstanding, as of September 30, 2025 and December 31, 2024	14	14
Additional paid-in capital	92,250	87,488
Retained earnings (accumulated deficit)	9,469	(870)
Total shareholders' equity	101,733	86,632
Total liabilities and shareholders' equity	$112,071	$98,531

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$23,083	$19,057	$66,860	$55,624
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization)	3,622	3,314	10,784	10,525
Sales and marketing expenses	5,402	4,817	16,431	12,935
General and administrative expenses	6,777	5,994	20,204	17,534
Depreciation and amortization	2,706	2,434	7,903	7,081
Total costs and expenses	18,507	16,559	55,322	48,075
Income from operations	4,576	2,498	11,538	7,549
Interest income	386	353	1,033	1,032
Income before income taxes	4,962	2,851	12,571	8,581
Income tax expense	749	1,132	2,232	2,441
Net income	$4,213	$1,719	$10,339	$6,140
Earnings per share:
Basic	$0.30	$0.12	$0.74	$0.44
Diluted	$0.29	$0.12	$0.71	$0.43
Weighted average shares outstanding:
Basic	14,027,994	13,782,476	14,014,993	13,852,947
Diluted	14,618,657	14,311,575	14,567,167	14,224,285

(1) Share-based compensation expense in each category:
Sales and marketing expenses	$206	$148	$594	$444
General and administrative expenses	1,500	1,509	4,535	4,008
Total	$1,706	$1,657	$5,129	$4,452

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Nine Months Ended September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,339	$6,140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,903	7,081
Share-based compensation expense	5,129	4,452
Write-off of long-lived assets	3	82
Provision for bad debts	408	323
Noncash lease expenses	382	412
Deferred income tax expense	2,020	2,051
Changes in assets and liabilities:
Accounts receivable	(2,766)	(1,647)
Prepaid expenses and other current assets	(610)	(617)
Other noncurrent assets	58	(470)
Accounts payable	637	1,156
Accrued expenses and other current liabilities	(701)	(1,150)
Deferred revenue	147	(125)
Operating lease liabilities	(289)	(419)
Net cash provided by operating activities	22,660	17,269
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(439)	(152)
Capitalized costs included in intangible assets	(7,679)	(7,118)
Net cash used in investing activities	(8,118)	(7,270)
CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net share settlement of vesting of restricted stock units	(860)	(431)
Repurchases of common stock	(653)	(5,853)
Dividend payable	(4,181)	-
Net cash used in financing activities	(5,694)	(6,284)
Net increase in cash and cash equivalents	$8,848	$3,715
Cash and cash equivalents at beginning of period	36,504	32,032
Cash and cash equivalents at end of period	$45,352	$35,747
SUPPLEMENTAL DISCLOSURE INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$683	$524
Share-based compensation capitalized in intangible assets	$1,146	$1,210
Retirement of treasury stock	$1,513	$6,428
Right-of-use assets obtained in exchange of operating lease liabilities	$1,153	$-

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF. Adjusted EBITDA is a financial measure equal to net income, the most directly comparable financial measure based on GAAP, excluding interest income, income tax expense, depreciation and amortization, share-based compensation expense, acquisition-related costs, litigation costs, and write-off of long-lived assets. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. Adjusted net income is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, adjusted to exclude share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, acquisition-related costs, litigation costs, and write-off of long-lived assets, and to include the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. We define adjusted gross profit as gross profit plus depreciation and amortization of certain intangible assets, and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment, and capitalized costs included in intangible assets.

The following is a reconciliation of net income, the most directly comparable US GAAP financial measure, to adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2025	2024	2025	2024
Net income	$4,213	$1,719	$10,339	$6,140
Interest income	(386)	(353)	(1,033)	(1,032)
Income tax expense	749	1,132	2,232	2,441
Depreciation and amortization	2,706	2,434	7,903	7,081
Share-based compensation expense	1,706	1,657	5,129	4,452
Acquisition-related costs	(12)	-	358	7
Litigation costs	60	7	73	7
Write-off of long-lived assets	-	82	3	82
Adjusted EBITDA	$9,036	$6,678	$25,004	$19,178
Revenue	$23,083	$19,057	$66,860	$55,624

Net income margin	18%	9%	15%	11%
Adjusted EBITDA margin	39%	35%	37%	34%

The following is a reconciliation of net income, the most directly comparable US GAAP financial measure, to adjusted net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except share data)	2025	2024	2025	2024
Net income	$4,213	$1,719	$10,339	$6,140
Share-based compensation expense	1,706	1,657	5,129	4,452
Amortization of share-based compensation capitalized in intangible assets	413	394	1,235	1,138
Acquisition-related costs	(12)	-	358	7
Litigation costs	60	7	73	7
Write-off of long-lived assets	-	82	3	82
Tax effect of adjustments(1)	(619)	(568)	(2,141)	(1,350)
Adjusted net income	$5,761	$3,291	$14,996	$10,476
Earnings per share:
Basic	$0.30	$0.12	$0.74	$0.44
Diluted	$0.29	$0.12	$0.71	$0.43
Adjusted earnings per share:
Basic	$0.41	$0.24	$1.07	$0.76
Diluted	$0.39	$0.23	$1.03	$0.74
Weighted average shares outstanding:
Basic	14,027,994	13,782,476	14,014,993	13,852,947
Diluted	14,618,657	14,311,575	14,567,167	14,224,285

(1)
The tax effect of adjustments is calculated using the expected federal and state statutory tax rate. The expected federal and state income tax rate was approximately 26.00% for the three and nine months ended September 30, 2025 and 2024.

The following is a reconciliation of gross profit, the most directly comparable US GAAP financial measure, to adjusted gross profit:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2025	2024	2025	2024
Revenue	$23,083	$19,057	$66,860	$55,624
Cost of revenue (exclusive of depreciation and amortization)	(3,622)	(3,314)	(10,784)	(10,525)
Depreciation and amortization related to cost of revenue	(2,651)	(2,382)	(7,746)	(6,918)
Gross profit	16,810	13,361	48,330	38,181
Depreciation and amortization of certain intangible assets(1)	2,615	2,382	7,627	6,918
Adjusted gross profit	$19,425	$15,743	$55,957	$45,099

Gross margin	73%	70%	72%	69%
Adjusted gross margin	84%	83%	84%	81%

(1)
Depreciation and amortization of certain intangible assets primarily consists of the amortization of capitalized internal-use software development costs, which are included within intangible assets and amortized over their estimated useful lives.

The following is a reconciliation of net cash provided by operating activities, the most directly comparable US GAAP financial measure, to FCF:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2025	2024	2025	2024
Net cash provided by operating activities	$10,172	$7,247	$22,660	$17,269
Less:
Purchase of property and equipment	(187)	(35)	(439)	(152)
Capitalized costs included in intangible assets	(2,695)	(2,380)	(7,679)	(7,118)
Free cash flow	$7,290	$4,832	$14,542	$9,999

In order to assist readers of our consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, we present non-GAAP measures of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF as supplemental measures of our operating performance. We believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance and operating strength of our business.

We believe adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF are relevant and provide useful information frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. We believe adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, share-based compensation expense and the impact of other items not indicative of our ongoing operating performance. Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of revenue. We believe adjusted net income provides additional means of evaluating period-over-period operating performance by eliminating certain non-cash expenses and other items that might otherwise make comparisons of our ongoing business with prior periods more difficult and obscure trends in ongoing operations. Adjusted net income is a non-GAAP financial measure equal to net income, adjusted to exclude share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, and other items not indicative of our ongoing operating performance, and to include the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. Our adjusted gross profit is a measure used by management in evaluating the business’s current operating performance by excluding the impact of prior historical costs of assets that are expensed systematically and allocated over the estimated useful lives of the assets, which may not be indicative of the current operating activity. We define adjusted gross profit as gross profit plus depreciation and amortization of certain intangible assets. We believe adjusted gross profit provides useful information to our investors by eliminating the impact of certain non-cash depreciation and amortization, and primarily the amortization of software developed for internal use, providing a baseline of our core operating results that allow for analyzing trends in our underlying business consistently over multiple periods. Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue. We believe FCF is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business. FCF is a measure used by management to understand and evaluate the business’s operating performance and trends over time. FCF is calculated by using net cash provided by operating activities, less purchase of property and equipment, and capitalized costs included in intangible assets.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, financial measures presented in accordance with US GAAP. In addition, FCF is not intended to represent our residual cash flow available for discretionary expenses and is not necessarily a measure of our ability to fund our cash needs. The way we measure adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

SUPPLEMENTAL METRICS

The following metrics are intended as a supplement to the financial statements found in this release and other information furnished or filed with the SEC. These supplemental metrics are not necessarily derived from any underlying financial statement amounts. We believe these supplemental metrics help investors understand trends within our business and evaluate the performance of such trends quickly and effectively. In the event of discrepancies between amounts in these tables and the Company's historical disclosures or financial statements, readers should rely on the Company's filings with the SEC and financial statements in the Company's most recent earnings release.

We intend to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or changes, and such changes could be material.

	（Unaudited)
(Dollars in thousands)	Q4'23	Q1'24	Q2'24	Q3'24	Q4'24	Q1'25	Q2'25	Q3'25
Customer metrics
IDI - billable customers(1)	7,875	8,241	8,477	8,743	8,926	9,241	9,549	9,853
FOREWARN - users(2)	185,380	236,639	263,876	284,967	303,418	325,336	346,671	372,209
Revenue metrics
Contractual revenue %(3)	82%	78%	74%	77%	77%	74%	77%	75%
Gross revenue retention %(4)	92%	93%	94%	94%	96%	96%	97%	96%
Other metrics
Employees - sales and marketing	71	76	86	93	95	90	92	105
Employees - support	9	10	10	11	11	11	11	11
Employees - infrastructure	27	29	27	29	28	29	29	32
Employees - engineering	51	51	56	58	57	62	63	66
Employees - administration	25	25	25	26	25	24	28	28

(1) We define a billable customer of IDI as a single entity that generated revenue in the last three months of the period. Billable customers are typically corporate organizations. In most cases, corporate organizations will have multiple users and/or departments purchasing our solutions, however, we count the entire organization as a discrete customer.

(2) We define a user of FOREWARN as a unique person that has a subscription to use the FOREWARN service as of the last day of the period. A unique person can only have one user account.

(3) Contractual revenue % represents revenue generated from customers pursuant to pricing contracts containing a monthly fee and any additional overage divided by total revenue. Pricing contracts are generally annual contracts or longer, with auto renewal.

(4) Gross revenue retention is defined as the revenue retained from existing customers, net of reinstated revenue, and excluding expansion revenue. Revenue is measured once a customer has generated revenue for six consecutive months. Revenue is considered lost when all revenue from a customer ceases for three consecutive months; revenue generated by a customer after the three-month loss period is defined as reinstated revenue. Gross revenue retention percentage is calculated on a trailing twelve-month basis. The numerator of which is revenue lost during the period due to attrition, net of reinstated revenue, and the denominator of which is total revenue based on an average of total revenue at the beginning of each month during the period, with the quotient subtracted from one. Our gross revenue retention calculation excludes revenue from idiVERIFIED, which is purely transactional and currently represents less than 3% of total revenue.